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                                                                   EXHIBIT 10.15


                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of the 12th day of November 1997, and is by and between Quadrant International, Inc., a Pennsylvania corporation with an office for purposes of this Agreement at 269 Great Valley Parkway, Malvern, Pennsylvania 19355 (hereinafter "QI") and Mike Harris with an address at 115 Charlestown Hunt Drive, Phoenixville, Pennsylvania, 19460 (hereinafter the "MH").


                                  WITNESSETH

WHEREAS:

     (a) QI wishes to retain the services of MH to render services for and on its behalf in accordance with the following terms, conditions and provisions; and

     (b) MH wishes to perform such services for and on behalf of the Company, in accordance with the following terms, conditions and provisions.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

     1. EMPLOYMENT. QI hereby employs MH and MH accepts such employment and shall perform his duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

     2. EMPLOYMENT STATUS. MH shall at all times be QI's employee subject to the terms and conditions of this Agreement.

     3. TITLE AND DUTIES. QI agrees to employ MH and MH accepts such employment as a full time employee and agrees as per the terms and conditions of this agreement to serve as and have the title of Chief Technology Officer of QI with the authority and responsibilities normally associated with that position, it being agreed MH will report directly to QI's President and will be subject to the President's direction and will perform diligently, faithfully, and to the best of his ability all duties assigned and instructions given consistent with his title as Chief Technology Officer. MH, during the term of his employment, will also serve as a member of QI's Board of Directors.

     4. TERM OF SERVICES. The initial term of this agreement is for a two year period commencing January 1, 1998, subject to the termination section of this agreement, with the parties agreeing to confirm any subsequent extension of this initial term either in one year extensions or in any other format in a signed written agreement setting forth any amended or supplemental conditions.

     5. BASE COMPENSATION. The employees base salary for rendered services for the initial term of this agreement shall be $125,000 as an annual amount payable in accordance with QI's payroll procedures and policies as implemented during the term of this agreement.

     6. ADDITIONAL COMPENSATION. The additional package compensation proposed by this section is subject to QI's receipt of further capital funds required to finance the

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management compensation program. QI's Board of Directors will also have to vote approval of these or any other specific additional compensation packages proposed for payment or for vesting to MH during the term of this agreement. The proposed post funding compensation program allocated for MH will be comprised of the following elements:

     (a)  An annual Cash Bonus of $35,000

     (b) Further incentive stock options exercisable by MH as specified and approved by the Board of Directors for exceptional performance as defined and determined by the Board of Directors for purchase by MH in the amount of 25,000 shares of QI stock on a non-diluted basis in minimum blocks of 12,500 at a price of .25.

     7. EXTENT OF SERVICES. MH shall devote his entire business time, attention, and energies to the business of QI, but this shall not be construed as preventing MH from investing his assets as a passive investor in such form or manner as he sees fit as long as the investments will not require any personal services from MH. However, MH agrees not to knowingly invest in any entities that compete directly with QI or affiliated or related companies. MH shall have the further right to serve on other Boards of Directors provided it is determined by the President of QI that there is no conflict of interest with such service and MH duties pursuant to the employment agreement and such other Board services does not interfere with the performance of the stated services for QI.

     8. TERMINATION. A. In the event QI terminates MH's employment for any reason other than MH's gross malfeasance or gross nonfeasance, MH will continue to be paid his salary by QI for a period of six months after such notice of termination is given. It is agreed that if QI terminates MH's employment pursuant to this paragraph, that all outstanding stock options held by MH at the date of termination will immediately be deemed fully vested as of that date, and be exercisable in accordance with their terms.

     B. QI shall have the absolute right to terminate this agreement immediately in the event of gross malfeasance or gross nonfeasance on the part of MH.

     C. For purposes of this specific employment agreement the parties agree that any one of the following items shall be deemed to be, at the sole option of MH, an event of termination without cause:

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          1)   Either QI moves its current headquarters more than 25 miles from
Malvern, Pennsylvania or

          2) MH is transferred to a location based more than 25 miles from Malvern, Pennsylvania or

          3) MH position and responsibility as QI's Chief Technology Officer is arbitrarily so substantially changed or modified during this agreement and MH upon 30 days written notice to the President or CEO setting forth the basis for MH's objection to the changes is not satisfied at the end of the 30 day period with the solution proposed to resolve the issue.

          4) The business relationship between QI and Viona Development Hard and Software Engineering, GMBH (Viona) a non party to this employment agreement is terminated by either QI or Viona or by mutual agreement.

          5) MH is required to travel more than two weeks per 30 days although the parties acknowledge that all travel must be in accord with QI's budgetary limits and the two weeks while considered to be a maximum can be waived as per the decision of MH.

          6)   Change in control to be described by 2/28/98.

     D. It is understood and agreed that this is a personal services contract, and that QI shall have the right to terminate this agreement on 10 days notice to MH, if appropriate, in the event of the disability or death of MH which would otherwise prevent him from performing his or her duties. For the purposes of the definition of "disability" it shall be deemed to have the identical definition as contained in QI's disability insurance policy. In the event of MH's death, any guaranteed monies or benefits due under this agreement would be paid directly to QI's estate as probated.

     9. NONDISCLOSURE. During the course of his employment with QI, MH will have occasion to conceive, create, develop, review, or receive information that is considered by QI to be confidential or proprietary including information relating to inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing date, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same (Confidential Information). Both during the term or employment and thereafter:

          1. MH, as the Chief Technology Officer and as an employee, agrees to maintain in strict confidence such Confidential Information.

          2. MH further agrees to use his best efforts to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

          3. If requested by QI, MH agrees to promptly return to QI all materials,

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     writings, equipment, models, mechanisms, and the like obtained from or through QI, including but no limited to, all Confidential Information, all of which MH recognizes is the sole and exclusive property of QI.

          4. MH agrees that he will not, without first obtaining the prior written permission of QI: (a) directly or indirectly utilize such Confidential Information in his or her own business; (b) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (c) disclose such Confidential Information to any third party.

     10. INVENTIONS. Any items created for QI by MH or under the supervision of MH as the Chief Technology Officer and as an employee of QI, during this agreement shall be and remain the sole and exclusive property of QI, such items to include so called computer hardware and software applications and programs and materials relating thereto and MH specifically waives any and all claims thereto.

     11. EMPLOYER PREQUISITES. MH shall be entitled to and shall receive all employer perquisites as would normally be granted to employees of QI. Such perquisites to include the following:

          a. Health insurance under terms and conditions as provided to other employees of QI.

          b.   Vacation of 20 business days per annum.

          c.   Paid holidays pursuant to QI's stated policy.

     12. REPRESENTATIONS AND WARRANTIES. A. MH represents and warrants to QI that he is not a party to or otherwise bound by any other employment or services that may, in any way, restrict his right or ability enter into this agreement or otherwise be employed by QI.

     B. MH agrees that he will not reveal to QI, or otherwise utilize in his employment with QI, any proprietary trade secrets or confidential information or any previous employer.

     13. NOTICES. Any written notice required to be given pursuant to this agreement shall be hand delivered, or delivered by a national overnight express service such as Federal Express.

     14. JURISDICTION AND DISPUTES. A. This agreement shall be governed by the State of Pennsylvania.

     B. All disputes hereunder shall be resolved in the applicable state or federal courts of Pennsylvania. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. The parties reserve the right to mutually agree to binding arbitration in accordance with the policies of the American Arbitration Association.

     15. AGREEMENT BINDING ON SUCCESSORS. This agreement shall be binding on and shall insure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

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     16.  WAIVER. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this agreement.

     17. SEVERABILITY. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be served from the agreement.

     18. ASSIGNABILITY. This agreement and the rights and obligations thereunder are personal with respect to MH and may not be assigned by any action of MH or by operation of law. QI shall, however, have the right to assign this agreement to a successor in interest to QI or to the purchaser of any of the assets of QI but not to any other third party.

     19. INTEGRATION. This agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this agreement. This agreement shall take precedence over any other documents that may be in conflict therewith.

     IN WITNESS WHEREOF, QI and MH confirm the foregoing accurately sets forth the parties respective rights and obligations and agrees to be bound by having the evidenced signature affixed thereto.

Quadrant International, Inc.                   Michael R. Harris


By: /s/ Francis Wilde                          Signature: /s/ Michael R. Harris

Francis Wilde, President

Date: 1/12/98                                  Date: 1/12/98

                              [Handwritten note]

Mike will have his attorney complete the changes made in this copy as well as complete a further definition of change in control and this agreement will govern until the revised document is completed.

Francis Wilde
1/12/98

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